Exhibit 99(a)(1)(D)

Quarterly Share Repurchase Program Tender Offer

Return to: MSC Income Fund, Inc. 430 W. 7th Street Kansas City, Missouri 64105 Hines Private Wealth Solutions Toll-Free: 888.220.6121 Website: mscincomefund.com/investors

PURSUANT TO OUR SHARE REPURCHASE PROGRAM THIS IS AN OFFER TO PROVIDE LIMITED LIQUIDITY TO OUR STOCKHOLDERS. IF YOU HAVE NO DESIRE TO SELL ANY OF YOUR SHARES AT A PURCHASE PRICE EQUAL TO THE NET ASSET VALUE PER SHARE AS OF NOVEMBER 1, 2024, PLEASE DISREGARD THE REMAINDER OF THIS LETTER.

THIS IS NOTIFICATION OF THE SHARE REPURCHASE OFFER

DATED SEPTEMBER 26, 2024

Dear Stockholder:

We have sent this letter to you to announce the quarterly share repurchase offer by MSC Income Fund, Inc. (the “Company,” “we,” or “us”). The purpose of this Offer (as defined below) is to provide limited liquidity to holders (“Stockholders”) of shares of our common stock (the “Shares”) by offering to repurchase certain of those Shares at a purchase price equal to the net asset value per share as of November 1, 2024 as determined by the pricing committee of our board of directors (the “Board”).

IF YOU HAVE NO DESIRE TO SELL ANY OF YOUR SHARES AT A PURCHASE PRICE EQUAL TO THE NET ASSET VALUE PER SHARE AS OF NOVEMBER 1, 2024, PLEASE DISREGARD THE REMAINDER OF THIS NOTICE.

We will contact you again next quarter and each quarter thereafter to notify you if the Company intends to offer to repurchase a portion of its issued and outstanding Shares.

If you would like to tender a portion or all of your Shares pursuant to the terms of this Offer, you must obtain from our website, or request that we mail to you, a copy of the Offer to Purchase, dated September 26, 2024 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”) (which together, as they may be amended and supplemented from time to time, constitute the “Offer”) and other documents related to the Offer (which together, as they may be amended and supplemented from time to time, constitute the “Share Repurchase Package”). Please read the following pages and the Share Repurchase Package carefully as they contain important information about the Offer. Requests for the Share Repurchase Package may be directed to the Company as follows.

Website:	www.mscincomefund.com/

Hines Private Wealth Solutions:	888.220.6121

Fax number:	877.616.1113

Mailing address:	MSC Income Fund, Inc. 430 W. 7th Street Kansas City, Missouri 64105

Stockholders may also contact their financial advisor, broker, dealer, commercial bank or trust company for assistance concerning the Offer.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The Offer is made solely by the Offer to Purchase, dated September 26, 2024, and the related Letter of Transmittal, and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance or offers to sell Shares would not be in compliance with the laws of that jurisdiction.

MSC INCOME FUND, INC.
SHARE REPURCHASE TERMS
MSC Income Fund, Inc., an externally managed, non-diversified, closed-end management investment company incorporated in Maryland that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, is offering to purchase a number of shares, determined in accordance with the Offer to Purchase, of its issued and outstanding Shares upon the terms and subject to the conditions described in the Offer to Purchase and the Letter of Transmittal. This Offer has been approved by the Board.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., CENTRAL TIME, ON OCTOBER 28, 2024, UNLESS THE OFFER IS EXTENDED.
The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to other conditions as set forth in the Offer to Purchase. The Offer is for cash at a purchase price equal to the net asset value per Share as of November 1, 2024 (the “Purchase Price”) as determined by the pricing committee of the Board.
NEITHER THE COMPANY, THE BOARD, MSC ADVISER I, LLC (THE “ADVISER”), NOR HINES PRIVATE WEALTH SOLUTIONS LLC MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY, THE BOARD, THE ADVISER OR HINES PRIVATE WEALTH SOLUTIONS LLC AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED IN THE OFFER TO PURCHASE OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE BOARD, THE ADVISER OR HINES PRIVATE WEALTH SOLUTIONS LLC. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.
The Company will purchase, at the Purchase Price, all Shares properly tendered and not properly withdrawn prior to the Expiration Date (as defined below), upon the terms and subject to the conditions of the Offer, including the proration and “odd lot” priority provisions (as described in the Offer to Purchase). Under no circumstances will the Company pay interest on the Purchase Price for the Shares, regardless of any delay in making payment, nor will you be entitled to dividends with record dates that occur on or after the date that Company accepts your Shares for purchase.
The term “Expiration Date” means 5:00 p.m., Central Time, on October 28, 2024, unless the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended, shall expire.
For purposes of the Offer, the Company will be deemed to have accepted for payment and, therefore, purchased, Shares properly tendered (and not properly withdrawn), only when, as and if the Company gives oral or written notice to SS&C GIDS, Inc., the transfer agent for the Offer (the “Transfer Agent”), of its acceptance of such Shares for payment under the Offer.
Upon the terms and subject to the conditions of the Offer, if more than the maximum number of Shares to be repurchased by the Company have been properly tendered and not properly withdrawn prior to the Expiration Date, the Company will purchase properly tendered Shares on a pro-rata basis from all Stockholders who properly tender Shares and do not properly withdraw them before the Expiration Date, subject to the “odd lot” priority described in the Offer to Purchase. Participation in the Company’s dividend reinvestment plan (“DRIP”) will be discontinued for any Shares properly tendered for repurchase (and not withdrawn) that are not repurchased as a result of the pro-rata reduction in repurchases described in the preceding sentence.
We expressly reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Transfer Agent and making a public announcement thereof no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw such stockholder’s Shares. The Company also expressly reserves the right to terminate the Offer, as described in the Offer to Purchase. Subject to compliance with applicable law, the Company further reserves the right, regardless of whether any of the circumstances described in the Offer to Purchase shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect, including by increasing or decreasing the consideration offered. The Company will announce any such termination or amendment to the Offer by making a public announcement of the termination or amendment in accordance with applicable law. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law (including Rule 13e-4 under the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement.
Generally, the receipt of cash from the Company in exchange for a stockholder’s Shares will be a taxable event for the stockholder for U.S. federal income tax purposes. The receipt of cash for a stockholder’s Shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange of the Shares or (2) a distribution in respect of stock from the Company. The Transfer Agent (or other applicable withholding agent) may be required to withhold U.S. federal taxes on the gross proceeds of the Offer paid to a non-U.S. stockholder. For additional information, see Section 13 of the Offer to Purchase. Each stockholder is urged to consult his, her or its own tax advisor to determine the particular tax consequences to him, her or it of the Offer, including the applicability and effect of federal, state, local and foreign tax laws.
 To prevent the potential imposition of U.S. federal backup withholding on the gross payments made pursuant to the Offer, prior to receiving such payments, each stockholder accepting the Offer who has not previously submitted to the Company a correct, completed and signed Internal Revenue Service (“IRS”) Form W-9 or substitute Form W-9 (included with the original subscription) (for U.S. stockholders) or IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY, IRS Form W-8ECI, IRS Form W-8EXP or other applicable form (for non-U.S. stockholders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Company.
Tenders of Shares under the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date, and, unless previously accepted for payment by the Company under the Offer, may also be withdrawn at any time after November 25, 2024 (which is 40 business days after the commencement of the Offer). For such withdrawal to be effective, the Transfer Agent must timely receive a written or facsimile transmission notice of withdrawal at the respective addresses or facsimile number specified for such manner of delivery set forth on the notice of withdrawal. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with such book-entry transfer facility’s procedures.
The Company will determine, in its sole discretion, all questions as to the form and validity of any notice of withdrawal, including the time of receipt, and such determination will be final and binding, subject to a stockholder’s right to challenge the Company’s determination in a court of competent jurisdiction. The Transfer Agent will not be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.
The information required to be disclosed by Rule 13e-4(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.
The purpose of the Offer is to provide limited liquidity to our Stockholders because there is otherwise no public market for the Shares. Under our share repurchase program, we plan to conduct quarterly tender offers for the lesser of (i) the number of Shares the Company can repurchase with the proceeds it received from the issuance of Shares under the Company’s DRIP and (ii) 2.5% per quarter of the weighted average number of outstanding Shares in the prior four calendar quarters, at the discretion of our Board of Directors. For the purposes of this Offer, the Company has determined that the aggregate repurchase will equal 90% of the amount of the DRIP proceeds resulting from the November 1, 2024 dividend payment. We will repurchase tendered Shares at a price equal to the net asset value per Share, as determined by the pricing committee of the Board within 48 hours prior to the date we repurchase Shares. We currently anticipate that offers to purchase Shares will be disseminated during the first month of the quarter, each offer to purchase Shares will expire in the second month of the quarter and Shares tendered will be purchased before the last business day of each calendar quarter, unless otherwise determined by the Board.
Our share repurchase program recognizes that our Shares are not listed on a national securities exchange and have limited liquidity prior to the occurrence of a “liquidity event.” A liquidity event could include (1) the sale of all or substantially all of our assets either on a complete portfolio basis or individually followed by a liquidation, (2) a listing of our Shares on a national securities exchange, or (3) a merger or another transaction approved by our Board in which our Stockholders will receive cash or shares of a publicly traded company. We and our Board have and will continue evaluating potential opportunities to provide a liquidity event to the Company’s Stockholders on such terms and conditions that would be in the best interests of the Company and its Stockholders. There can be no assurance when a suitable transaction will be available or when market conditions for a liquidity event will be favorable. In making a determination of what type of liquidity event is in the best interest of the Company and its Stockholders, our Board, including our independent directors, may consider a variety of criteria, including portfolio diversification, portfolio performance, our financial condition, potential access to capital as a listed company, market conditions for the sale of our assets or listing of our securities, internal management considerations and the potential for Stockholder liquidity.

On September 3, 2024, the Company filed a Definitive Proxy Statement (the “Definitive Special Proxy Statement”) with the SEC in connection with a Special Meeting of Shareholders of the Company (the “Special Meeting”), to be held on Monday, December 2, 2024. The Definitive Special Proxy Statement details a series of proposals (the “Proposals”) which we believe will position the Company to effectuate a listing of its shares of common stock on a national securities exchange (such as the New York Stock Exchange or NASDAQ Stock Market) (a “Listing”), which may be accompanied by a follow-on public offering of its shares, in each case if and when market conditions make it desirable to do so and if it is otherwise in the Company’s and its shareholders’ best interest. As detailed in the Definitive Special Proxy Statement, effective upon a Listing, (1) the Company and the Adviser intend to amend their existing investment advisory agreement to better align with the Company’s transition to focus on its Private Loan investment strategy, including changes to the base management fee and incentive fee structures, and (2) the Company intends to amend and restate its corporate charter, which will serve to conform certain provisions in the charter more closely to provisions in the charters of other business development companies whose securities are listed and publicly-traded on a national securities exchange. The transactions and changes contemplated in the Definitive Special Proxy Statement, including the proposed amendments to the Company’s investment advisory agreement with the Adviser and the proposed amendments to the Company’s corporate charter, have been approved by the Board, but remain subject to approval of the Company’s shareholders. You should carefully read the Definitive Special Proxy Statement because it contains important information about the Special Meeting and the Proposals. Copies of the Definitive Special Proxy Statement, a marked draft of the Second Articles of Amendment and Restatement of the Company and a marked draft of the Company’s Amended and Restated Investment Advisory and Administrative Services Agreement with the Adviser, which include more details regarding the proposed amendments, the Special Meeting and the Proposals to be considered thereat, are filed as Exhibits 99(a)(5), 99(d)(1), and 99(d)(2), respectively, to the Company’s Schedule TO relating to the Offer and are incorporated by reference herein.